Citigroup Funding Inc.	July 30, 2012 Medium-Term Notes, Series D Pricing Supplement No. 2012—MTNDG0268 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-172554 and 333-172554-01
1,707,000 Single Observation ELKS® Based Upon the Common Stock of Las Vegas Sands Corp. Due February 21, 2013

These Single Observation Equity LinKed Securities (ELKS®), which we refer to as the “securities,” offer a monthly coupon payment at a per annum rate that is generally higher than the rate we would pay on conventional debt securities of the same maturity.  In exchange for this higher coupon, you will be exposed to the risk that, if a downside event (as described below) occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive shares of common stock of Las Vegas Sands Corp. (or, if you elect, cash based on the value of those shares) that are worth significantly less than the stated principal amount and may be worth nothing.

The securities are unsecured senior debt securities issued by Citigroup Funding Inc. All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.  If Citigroup Funding Inc. and Citigroup Inc. were to default on their obligations, you may not receive any amounts owed to you under the securities.
FINAL TERMS
Underlying shares:	Shares of common stock of Las Vegas Sands Corp. (NYSE symbol: “LVS”)
Pricing date:	July 30, 2012
Issue date:	August 2, 2012
Aggregate principal amount:	$17,070,000
Stated principal amount:	$10 per security
Coupon:	11.50% per annum (approximately 6.357% for the term of the securities).
Coupon payment dates:	The 21st day of each month, commencing September 21, 2012 and ending on the maturity date
Maturity date:	February 21, 2013
What you will receive at maturity:	For each $10 security you hold at maturity, the final coupon payment plus:
	▪ If a downside event occurs:	a number of underlying shares equal to the equity ratio (or, if you elect, cash in an amount equal to the equity ratio multiplied by the closing price of the underlying shares on the valuation date)
	▪ If a downside event does not occur:	$10 in cash

You may lose some or all of your investment in the securities.  Although you will be subject to the risk of a decline in the price of the underlying shares, you will not participate in any appreciation of the underlying shares over the term of the securities.

Downside event:	A downside event will occur if the closing price of the underlying shares on the valuation date is less than the downside threshold price.
Downside threshold price:	$30.032 (80% of the initial share price)
Initial share price:	$37.54, the closing price of the underlying shares on the pricing date
Equity ratio:	0.26638, the stated principal amount divided by the initial share price
Valuation date:	February 15, 2013, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Listing:	The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. The securities are designed to be held to maturity.
CUSIP / ISIN:	17318Q715 / US17318Q7152
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)(2)	Proceeds to issuer
Per security	$10.00	$0.15	$9.85
Total	$17,070,000	$256,050	$16,813,950
(1) Subject to reduction for volume purchase discounts for a particular investor depending on the aggregate amount of securities purchased by that investor. You should refer to “Syndicate Information” in this pricing supplement for more information.
(2) For additional information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.  Unlike the coupon rate, the underwriting fee is not expressed on an annualized basis.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” on page PS-2.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement no. ES-01-01, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement no. ES-01-01, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. ES-01-01 filed with the SEC on May 9, 2012:
http://www.sec.gov/Archives/edgar/data/831001/000095010312002484/dp30525_424b2-es0101.htm
Prospectus Supplement and Prospectus filed with the SEC on May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc.
1,707,000 Single Observation ELKS Based on the Common Stock of Las Vegas Sands Corp. Due February 21, 2013

Additional Information

General.  The terms of the securities are set forth in the accompanying product supplement no. ES-01-01, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement no. ES-01-01, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect what you will receive at maturity or, in the case of a delisting of the underlying shares, could give us the right to call the securities prior to maturity.  These events, including market disruption events and other events affecting the underlying shares, and their consequences are described in the accompanying product supplement no. ES-01-01 in the sections “Description of the Securities—Consequences of Market Disruption Events; Postponement of the Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting of Underlying Shares (Other than Shares of an ETF),” and not in this pricing supplement.  It is important that you read the accompanying product supplement no. ES-01-01, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement no. ES-01-01.

Potential Future Events.  Citigroup Funding Inc. may merge into Citigroup Inc. in the near future. If a merger occurs, Citigroup Inc. will assume all of the obligations of Citigroup Funding Inc. under the securities, as required by the indenture under which the securities are being issued.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying shares.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page ES-6 in the accompanying product supplement no. ES-01-01.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

■
You may lose some or all of your investment.  Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances.  If a downside event occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares (or cash based on the value thereof, if you elect) that will be worth less than the stated principal amount and may be worth nothing.

■
The securities will be adversely affected by volatility in the price of the underlying shares.  The more volatile the price of the underlying shares, the more likely it is that a downside event will occur and that you will not receive the full stated principal amount of your securities at maturity.  In general, the higher the coupon on the securities, the greater the expected likelihood as of the pricing date that a downside event will occur and, as a result, that you will receive underlying shares at maturity (or cash based on the value thereof, if you elect) worth less than the stated principal amount.

■
The securities offer downside exposure, but no upside exposure, to the underlying shares.  You will not participate in any appreciation in the price of the underlying shares over the term of the securities.  Consequently, your return on the securities will be limited to the coupon payments and may be significantly less than the return on the underlying shares over the term of the securities.

■
The securities are subject to the credit risk of Citigroup Inc.  If we default on our obligations and Citigroup Inc. defaults on its guarantee obligations under the securities, you may not receive anything owed to you under the securities.

■
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.  Citigroup Global Markets Inc. may, but is not obligated to, make a market in the securities.  If it does not do so at any time, it is likely that there will be no buyer for your securities at that time.  Even if you are able to sell your securities prior to maturity, the price you receive may be significantly less than the stated principal amount of the securities. You should not invest in the securities unless you are willing to hold them to maturity.

■
The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets Inc. may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price because the issue price includes, and secondary market prices are likely to exclude, underwriting fees and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  Any secondary market price is also likely to be

July 2012	PS-2

Citigroup Funding Inc.
1,707,000 Single Observation ELKS Based on the Common Stock of Las Vegas Sands Corp. Due February 21, 2013

reduced by the costs of unwinding the related hedging transactions.  Any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc. as a result of dealer discounts, mark-ups or other transaction costs.

■
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price of the underlying shares and a number of other factors, including the volatility of the underlying shares, the dividend yield on the underlying shares, interest rates generally, the time remaining to maturity and our creditworthiness.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the stated principal amount.

■
Our offering of the securities is not a recommendation of the underlying shares.  The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns.  In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares.  These and other of our affiliates’ activities may adversely affect the price of the underlying shares and have a negative impact on your interests as a holder of the securities.

■
The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities.  We have hedged our obligations under the securities through affiliated or unaffiliated counterparties, who may take positions directly in the underlying shares or in instruments related to the underlying shares.  Our affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers.  These activities could negatively affect the price of the underlying shares and the value of the securities.  They could also result in substantial returns for our affiliates while the value of the securities declines.

■
We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities.  Our affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer.  In the course of this business, our affiliates may acquire non-public information about the underlying share issuer, which we will not disclose to you.  Moreover, if our affiliates are or become creditors of the underlying share issuer, they may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

■
The occurrence of a downside event depends on the closing price of the underlying shares on a single day.  If the closing price of the underlying shares on the valuation date is less than or equal to the downside threshold price, a downside event will occur and you will not receive the full stated principal amount of your securities at maturity, even if the closing price is greater than the downside threshold price on other dates during the term of the securities.

■
You will have no rights and will not receive dividends with respect to the underlying shares unless and until you receive underlying shares at maturity.  If any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s certificate of incorporation, you will not have the right to vote on such change, but you will be subject to such change in the event you receive underlying shares at maturity.  Any such change may adversely affect the market price of the underlying shares.

■
An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the underlying shares.  For example, we will not make any adjustment for ordinary dividends, partial tender offers or additional public offerings of the underlying shares.  Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event.  Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

■
If the underlying shares are delisted, we may call the securities prior to maturity.  If we exercise this call right, you will receive the amount described under “Description of the Securities—Delisting of Underlying Shares (Other than Shares of an ETF)” in the accompanying product supplement no. ES-01-01.  This amount may be less, and possibly significantly less, than the stated principal amount of the securities and/or the total amount you would have received under the securities had you continued to hold your securities to maturity.

■
The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares.  For example, if the underlying share issuer enters into a merger agreement that provides for holders of underlying shares to receive stock of another entity, the stock of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger.  Additionally, if the underlying shares are delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another issuer to be the underlying shares.  See “Description of the Securities—Dilution and Reorganization Adjustments” and “—Delisting of Underlying Shares (Other than Shares of an ETF)” in the accompanying product supplement no. ES-01-01.

■
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events, corporate events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, Citigroup Global Markets Inc., as calculation agent, may be

July 2012	PS-3

Citigroup Funding Inc.
1,707,000 Single Observation ELKS Based on the Common Stock of Las Vegas Sands Corp. Due February 21, 2013

required to make discretionary judgments that could significantly affect what you receive at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

■
The tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below.  If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  As described in the accompanying product supplement no. ES-01-01 under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement no. ES-01-01 and “United States Federal Tax Considerations” in this pricing supplement.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

The table below illustrates what you will receive at maturity of the securities, assuming a 6-month term, for a range of hypothetical closing prices of the underlying shares on the valuation date.

The table below is based on the following values and assumptions in order to illustrate how the securities work (and does not reflect the actual term of the securities):

Initial share price:	$37.54 (the closing price of the underlying shares on the pricing date)
Equity ratio:	0.26638 (the $10.00 stated principal amount per security divided by the initial share price)
Downside threshold price:	$30.032 (80% of the initial share price)
Coupon:	11.50% per annum (5.75% over the hypothetical 6-month term of the securities)
Annualized dividend yield:	2.66%
Maturity date:	6 months after the issue date

The following hypothetical examples assume that the closing price of the underlying shares on the valuation date is the same as the closing price of the underlying shares on the maturity date.

Hypothetical closing price of the underlying shares on the valuation date	Value of underlying shares or cash amount at maturity per security1	Total coupon payments per security	Total value received per security	Total return of the underlying shares2	Total return of the securities
$0.000	$0.00	$0.575	$0.575	-98.67%	-94.25%
$22.524	$6.00	$0.575	$6.575	-38.67%	-34.25%
$30.024	$7.998	$0.575	$8.573	-18.69%	-14.27%
$30.032	$10.00	$0.575	$10.575	-18.67%	5.75%
$33.786	$10.00	$0.575	$10.575	-8.67%	5.75%
$37.540	$10.00	$0.575	$10.575	1.33%	5.75%
$46.925	$10.00	$0.575	$10.575	26.33%	5.75%
$56.310	$10.00	$0.575	$10.575	51.33%	5.75%
$65.695	$10.00	$0.575	$10.575	76.33%	5.75%
$75.080	$10.00	$0.575	$10.575	101.33%	5.75%

1 Based on the closing price on the valuation date.  You will receive any underlying shares on the maturity date.  Excludes final coupon payment.
2 Includes hypothetical dividend yield.  The return on the securities will not reflect dividends.

The above table does not illustrate all possible variations in what you will receive at maturity. The examples above are intended to illustrate how what you will receive at maturity will depend on whether the closing price of the underlying shares on the valuation date is greater than, less than or equal to the downside threshold price.

July 2012	PS-4

Citigroup Funding Inc.
1,707,000 Single Observation ELKS Based on the Common Stock of Las Vegas Sands Corp. Due February 21, 2013

Information about the Underlying Shares

Las Vegas Sands Corp. (the “underlying share issuer”) owns and operates casino resorts and convention centers. The underlying share issuer operates in the United States, Macau and Singapore. Its casinos offer a wide range of gaming activities and entertainment as well as overnight accommodations, while its expo centers host a wide range of entertainment shows, expositions and other activities.

The underlying shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the Securities and Exchange Commission (the “SEC”) by the underlying share issuer pursuant to the Exchange Act can be located by reference to file number 001-32373 through the SEC’s Web site at http://www.sec.gov. In addition, information regarding the underlying share issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer.  We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, none of Citigroup Funding Inc., Citigroup Inc. or Citigroup Global Markets Inc. has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer.

The securities represent obligations of Citigroup Funding Inc. only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying shares.

Historical Information

The following table sets forth the published high and low closing prices of, and dividends paid on, the underlying shares from January 3, 2007 through July 30, 2012.  The associated graph shows the closing prices of the underlying shares for each day from January 3, 2007 to July 30, 2012.  We obtained the closing prices and other information below from Bloomberg L.P., without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance.

Common Stock of Las Vegas Sands Corp.	High	Low	Dividends
2007
First Quarter	$108.59	$81.02	$0.00
Second Quarter	$90.74	$72.83	$0.00
Third Quarter	$139.71	$76.64	$0.00
Fourth Quarter	$144.56	$103.05	$0.00
2008
First Quarter	$100.32	$71.85	$0.00
Second Quarter	$81.50	$47.10	$0.00
Third Quarter	$56.87	$31.83	$0.00
Fourth Quarter	$31.32	$3.23	$0.00
2009
First Quarter	$8.48	$1.42	$0.00
Second Quarter	$11.34	$3.74	$0.00
Third Quarter	$19.56	$6.65	$0.00
Fourth Quarter	$18.28	$13.17	$0.00
2010
First Quarter	$21.90	$15.37	$0.00
Second Quarter	$27.04	$19.85	$0.00
Third Quarter	$35.59	$21.59	$0.00
Fourth Quarter	$52.80	$35.19	$0.00
2011
First Quarter	$50.60	$36.34	$0.00
Second Quarter	$47.51	$37.82	$0.00
Third Quarter	$49.21	$37.33	$0.00
Fourth Quarter	$48.50	$36.71	$0.00
2012
First Quarter	$59.12	$42.17	$0.25
Second Quarter	$61.05	$42.29	$0.25
Third Quarter (through July 30, 2012)	$43.57	$36.41	$0.25

The closing price of the underlying shares on July 30, 2012 was $37.54.  We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

July 2012	PS-5

Citigroup Funding Inc.
1,707,000 Single Observation ELKS Based on the Common Stock of Las Vegas Sands Corp. Due February 21, 2013

Common Stock of Las Vegas Sands Corp. January 3, 2007 to July 30, 2012

United States Federal Tax Considerations

You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement no. ES-01-01 and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities.  By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities, for U.S. federal income tax purposes, as a unit comprising (i) an option written by you that, if exercised, requires you to purchase the underlying shares (or, at your option, receive the cash value thereof) from us at maturity (the “Put Option”) and (ii) a deposit with us of a fixed amount of cash equal to the stated principal amount of the securities to secure your potential obligation under the Put Option (the “Deposit”).  In the opinion of our tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our tax counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  Under this treatment:

•	a portion of each coupon payment made with respect to the securities will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will treat 0.20% of each coupon payment as interest on the Deposit and 99.80% as Put Premium.

Assuming the treatment of a security as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary interest income, while the Put Premium will not be taken into account prior to maturity or disposition of the securities.  See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities with a Term of Not More Than One Year” in the accompanying product supplement no. ES-01-01.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement no. ES-01-01) of the securities, subject to the possible application of Section 871(m) of the Internal Revenue Code as discussed in the accompanying product supplement no. ES-01-01, you generally should not be subject U.S. federal withholding or income tax in respect of amounts paid to you with respect to the securities provided that (i) income or gain in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar securities, significant aspects of the treatment of an investment in the securities are uncertain.  In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts"; while it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  If you are a Non-U.S. Holder, you should note that if withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement no. ES-01-01.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

July 2012	PS-6

Citigroup Funding Inc.
1,707,000 Single Observation ELKS Based on the Common Stock of Las Vegas Sands Corp. Due February 21, 2013

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter for the sale of the securities, will receive an underwriting discount of up to $0.15 for each security sold in this offering.  The actual underwriting fee per security will be equal to $0.15 for each security sold by Citigroup Global Markets Inc. directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph.  Certain selected dealers affiliated with Citigroup Global Markets Inc., including Morgan Stanley Smith Barney LLC, and their financial advisors will collectively receive from Citigroup Global Markets Inc. a fixed selling concession of $0.15 for each security they sell.  Certain other broker-dealers affiliated with Citigroup Global Markets Inc., including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisors employed by such affiliated broker-dealers or by Citigroup Global Markets Inc. will receive a fixed sales commission, of $0.15 for each security they sell.  Selected dealers not affiliated with Citigroup Global Markets Inc. will receive a variable selling concession of up to $0.15 for each security they sell.  See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement no. ES-01-01, prospectus supplement and prospectus for additional information.

Citigroup Global Markets Inc. is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

A portion of the net proceeds from the sale of the securities have been used to hedge our obligations under the securities.  We may hedge our obligations under the securities through an affiliate of Citigroup Global Markets Inc. and us or through unaffiliated counterparties, and our counterparties may profit from such expected hedging activity even if the value of the securities declines.  This hedging activity could affect the market price of the underlying shares and, therefore, the value of and your return on the securities.  For additional information on the ways in which we may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Syndicate Information

The actual price to public, the underwriting fee received by Citigroup Global Markets Inc. and the selling concession granted to selected dealers per security may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by a particular investor according to the following chart. Sales commissions received by financial advisors will be subject to commensurate reduction.

Aggregate Stated Principal Amount of Securities for Any Single Investor	Price to Public per Security	Underwriting Fee per Security	Selling Concession per Security
<$1,000,000	$10.0000	$0.1500	$0.1500
≥ $1,000,000 and <$3,000,000	$9.9750	$0.1250	$0.1250
≥ $3,000,000 and <$5,000,000	$9.9625	$0.1125	$0.1125
≥ $5,000,000	$9.9500	$0.1000	$0.1000

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the securities distributed by such dealers.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Funding Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Funding Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefore, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Funding Inc. and Citigroup Inc. respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Douglas C. Turnbull, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup

July 2012	PS-7

Citigroup Funding Inc.
1,707,000 Single Observation ELKS Based on the Common Stock of Las Vegas Sands Corp. Due February 21, 2013

Funding Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 26, 2012, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 26, 2012, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Funding Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Funding Inc. and Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Funding Inc. and Citigroup Inc., as applicable.

In the opinion of Douglas C. Turnbull, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Funding Inc. has duly established the terms of the securities offered by this pricing supplement and duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) each of Citigroup Funding Inc. and Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture dated as of June 1, 2005, among Citigroup Funding Inc., as issuer, Citigroup Inc., as guarantor, and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., has been duly authorized, executed, and delivered by Citigroup Funding Inc. and Citigroup Inc.; and (iv) the execution and delivery of such indenture by Citigroup Funding Inc. and Citigroup Inc. and of the securities offered by this pricing supplement by Citigroup Funding Inc., and the performance by each such party of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Douglas C. Turnbull, or other internal attorneys with whom he has consulted, have examined and are familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Funding Inc. and Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons have assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Funding Inc. or Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (914) 225-7000). All other clients may contact their local brokerage representative.

ELKS® is a registered service mark of Citigroup Global Markets Inc.
© 2012 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

July 2012	PS-8